HOLLAND SERIES FUND, INC.

                             Certificate of Treasurer

         I, William E. Vastardis, do hereby certify that I am the Treasurer of Holland Series Fund, Inc. a Maryland corporation (the "Company"), and, in connection with the filing on behalf of the Company of a Rule 24f-2 Notice, as such term is defined in the Investment Company Act of 1940, as amended, I do hereby further certify that the Company sold the following total of shares which include shares sold through dividend reinvestment: the Company sold a total of 583,203 shares of its Holland Balanced Fund having a par value of $.01 per share (collectively, the "Shares"), during the fiscal year ended September 30, 1998, for which the Company received payment in full of cash consideration in excess of par value prior to the issuance of the Shares in accordance with the resolutions authorizing their sale, and I do hereby further certify that the Company had a total of 2,186,449 shares of its Holland Balanced Fund outstanding on September 30, 1998. I also certify that at no time during the fiscal year ended September 30, 1998 did the Company have in excess of 1,000,000,000 shares of its Holland Balanced Fund issued and outstanding.
         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 25th day of November, 1998.


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William E. Vastardis

Treasurer